EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

August 12, 2024

Ampco-Pittsburgh Corporation (NYSE: AP) Announces Second Quarter 2024 Results

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Strong sequential earnings improvement delivered at top end of previous guidance range.
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Q2 2024 operating income up 53% over prior-year period led by Forged and Cast Engineered Products segment improvement.
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Air and Liquid Processing segment sales up 19% for both Q2 and YTD compared to prior-year periods.

Carnegie, PA, August 12, 2024 – Ampco-Pittsburgh Corporation (NYSE: AP) reported net sales of $111.0 million and $221.2 million for the three and six months ended June 30, 2024, respectively, compared to $107.2 million and $212.0 million for the three and six months ended June 30, 2023, respectively. The increase is attributable to sales growth in the Air and Liquid Processing segment.

The Corporation reported income from operations for the three and six months ended June 30, 2024, of $5.0 million and $5.1 million, respectively, compared to $3.3 million and $5.3 million for the three and six months ended June 30, 2023, respectively. The three and six months ended June 30, 2023, include a benefit from a $1.9 million foreign energy credit. The underlying improvement is primarily due to higher net roll pricing in the Forged and Cast Engineered Products segment.

Commenting on the quarter, Ampco-Pittsburgh’s CEO, Brett McBrayer, said, “Our final Q2 results came in at the high end of our previous guidance range, reflecting the strong sequential improvement we expected in both segments. With the first full quarter of all the new machinery running in our U.S. forged plants and a sequential rebound in Air and Liquid Processing segment margins during the quarter, our Q2 results reflect our current potential in a steady production environment with no unusual items coming into play. We are still experiencing losses in our European cast roll business due to excess capacity and the market for forged engineered products remains weak, but total backlog has improved sequentially due to higher order intake during the quarter.”

Interest expense for the three and six months ended June 30, 2024, increased in comparison to the same periods of the prior year primarily due to the higher equipment financing debt balance, higher average revolving credit facility borrowings and higher average interest rates. Other income – net improved for the three and six months ended June 30, 2024, compared to the same periods of the prior year, primarily due to higher losses on foreign exchange in the prior year periods.

Net income (loss) for the current year periods equaled $2.0 million, or $0.10 per diluted share, and $(0.7) million, or $(0.04) per share, for the three and six months ended June 20, 2024, respectively. This compares to net income of $0.4 million, or $0.02 per diluted share, and $1.1 million, or $0.06 per diluted share, for the three and six months ended June 30, 2023, respectively. The foreign energy credit improved earnings per share by $0.10 for the three and six months ended June 30, 2023.

Segment Results

Forged and Cast Engineered Products

Sales for the Forged and Cast Engineered Products segment for the three and six months ended June 30, 2024, declined slightly from the same periods of the prior year primarily due to a lower volume of shipments, offset by improved pricing and favorable changes in product mix.

Operating results for the three and six months ended June 30, 2024, improved when compared to the same periods of the prior year primarily due to improved pricing and fluctuations in manufacturing costs, net of lower variable-index surcharges. The three and six months ended June 30, 2023, include a $1.9 million benefit for a foreign energy credit.

Air and Liquid Processing

Sales for the Air and Liquid Processing segment for both the three and six months ended June 30, 2024, improved 19% compared to the same periods of the prior year due primarily to an increase in shipments of air handling systems as a result of expansion of its sales distribution network and the additional manufacturing facility opened in the third quarter of 2023.

Operating results for the three months ended June 30, 2024, improved slightly compared to the prior year period but declined for the six months ended June 30, 2024. The benefit from the higher sales volume was minimized by an unfavorable product mix of heat exchangers, caused by the timing of shipments for several large orders, and centrifugal pumps, due to shipping older lower margin orders. In addition, higher commissions and employee-related costs associated with the expansion of the segment’s sales distribution network and higher lease costs associated with the additional manufacturing facility negatively impacted operating income when compared to the prior year periods.

Teleconference Access

Ampco-Pittsburgh Corporation will hold a conference call on Tuesday August 13, 2014, at 10:30 a.m. Eastern Time (ET) to discuss its financial results for the second quarter ended June 30, 2024. The Corporation encourages participants to pre-register at any time, including up to and after the call start time via this link: https://dpregister.com/sreg/10188757/fc6d48eec8. Those without internet access or unable to pre-register should dial in at least five minutes before the start time using:

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Participant Dial-in (Toll Free): 1-844-308-3408
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Participant International Dial-in: 1-412-317-5408

For those unable to listen to the live broadcast, a replay will be available one hour after the event concludes on the Corporation’s website under the Investors menu at www.ampcopgh.com.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation may expect or anticipate will occur in the future, statements about sales and production levels, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “target,” “goal,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; limitations in availability of capital to fund our strategic plan; inability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; fluctuations in the value of the U.S. dollar relative to other currencies; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy; inoperability of certain equipment on which we rely; inability to execute our capital expenditure plan; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations and/or invest in operations that will yield the best long-term value to our shareholders; consequences of pandemics and geopolitical conflicts; work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal control; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that it is not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,

	2024	2023	2024	2023

Total net sales	$110,988	$107,211	$221,203	$212,014

Costs of products sold (excl. depreciation and amortization)	87,684	85,471	180,174	171,843
Selling and administrative	13,550	14,093	26,523	26,280
Depreciation and amortization	4,698	4,354	9,368	8,728
Loss (gain) on disposal of assets	13	5	13	(118)
Total operating costs and expenses	105,945	103,923	216,078	206,733

Income from operations	5,043	3,288	5,125	5,281

Other expense - net:
Investment-related income	8	7	27	16
Interest expense	(3,017)	(2,245)	(5,774)	(4,316)
Other income — net	1,381	98	2,285	1,465
Total other expense — net	(1,628)	(2,140)	(3,462)	(2,835)

Income before income taxes	3,415	1,148	1,663	2,446
Income tax provision	(863)	(152)	(1,317)	(465)

Net income	2,552	996	346	1,981

Less: Net income attributable to noncontrolling interest	540	573	1,051	882
Net income (loss) attributable to Ampco-Pittsburgh	$2,012	$423	$(705)	$1,099

Net income (loss) per share attributable to Ampco-Pittsburgh common shareholders:
Basic	$0.10	$0.02	$(0.04)	$0.06
Diluted	$0.10	$0.02	$(0.04)	$0.06

Weighted-average number of common shares outstanding:
Basic	19,859	19,541	19,794	19,504
Diluted	19,875	19,590	19,794	19,587

AMPCO-PITTSBURGH CORPORATION

SEGMENT INFORMATION

(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,

	2024	2023	2024	2023

Net sales:
Forged and Cast Engineered Products	$75,713	$77,581	$152,902	$154,379
Air and Liquid Processing	35,275	29,630	68,301	57,635
Consolidated	$110,988	$107,211	$221,203	$212,014

Income from Operations:
Forged and Cast Engineered Products	$5,361	$3,904	$6,937	$6,128
Air and Liquid Processing	3,174	2,977	5,156	5,930
Corporate costs	(3,492)	(3,593)	(6,968)	(6,777)
Consolidated	$5,043	$3,288	$5,125	$5,281